Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

Lloyds Banking Group plc

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Other	Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities	(1)	457(r)		$		$948,525,000.00	0.0001531	$145,219.18
Fees to be Paid	Equity	Ordinary Shares, par value GBP 0.10 per share	(2)	Other	0		$0.00	$0.00	0.0001531	$0.00

Total Offering Amounts:								$948,525,000.00		145,219.18
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$145,219.18

__________________________________________
Offering Note(s)

(1)	Calculated in accordance with Rule 457(r) under the U.S. Securities Act of 1933, as amended. Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $147.60 per $1,000,000 of the proposed maximum aggregate offering price.
(2)	Includes an indeterminate number of ordinary shares (the “Ordinary Shares”), par value GBP 0.10 per share of Lloyds Banking Group plc issuable upon conversion of the Fixed Rate Reset Additional Tier 1 Perpetual Subordinated Contingent Convertible Securities (the “Additional Tier 1 Securities”). Pursuant to Rule 457(i) under the Securities Act, no separate registration fee is required for the Ordinary Shares issuable upon conversion of the Additional Tier 1 Securities because no additional consideration will be received in connection with the conversion of the Additional Tier 1 Securities.